                                                        UNITED STATES
                                              SECURITIES AND EXCHANGE COMMISSION
                                                    Washington, D.C. 20549

                                                           FORM 10

                                            GENERAL FORM FOR REGISTRATION OF SECURITIES
                                Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                                                   DEVIN TREMAINE SWANSON TR
                                       (Exact name of registrant as specified in its charter)

                  BIRMINGHAM ALABAMA                                                          98-6096128
(State or other jurisdiction of incorporation or organization)                   (I.R.S. Employer Identification Number)

                                                          Send Copies to:
                                    1450 Forestdale Boulevard #311294. Birmingham. Alabama. 35231
                                       (Address of Principal Executive Office & Zip code)

                                                         (228) 591-2113
                                                 (Registrant's telephone number)

                                   Securities to be registered pursuant to Section 12(b) of the Act:
                                                            NONE

                                   Securities to be registered pursuant to Section 12(g) of the Act:
                                            Certificate of Birth 142-95-306474/20013478-1
                                            Social Security Bond F17858084/0017858084, 2##-##-###7
                                            International Bills of Exchange
                                            International Promissory Notes
                                            Corporate Bonds
                                            Treasury Bonds
                                            ADR's/ ADS's
                                            FRN's

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller company, or an emerging growth company. See the definitions of "large accelerated filer,"
"accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

                           Large accelerated filer [X]                 Accelerated filer [ ]
                           Non-accelerated filer   [ ]                 Smaller reporting company [ ]
                                                                        Emerging growth company   [ ]

EXPLANATORY NOTE

 We are filing this general form for registration of Securities on Form 10 to register our Individual Surety Bonds,
 International Bills of Exchange, International Promissory Notes, Corporate Bonds, Treasury Bonds, ADR's/ ADS's,
 and FRN's pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended ("the Exchange Act").

 Once this registration statement if deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10k quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

 Unless otherwise noted, references in this registration statement to the "registrant," the "company," "we," "our," or
 "us" means DEVIN TREMAINE SWANSON TR. Our principle place of business is located at 1450
 FORESTDALE BOULEVARD #311294, BIRMNGHAM, ALABAMA 35231, uSA. Our telephone number is (228)591-2113.

FORWARD LOOKING STATEMENTS

 There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section entitled Risk
 Factors. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1. BUSINESS

 The DEVN TREMAINE SWANSON TRUST (the Company) is an Alabama Pure Trust Organization. The
 Company was created in December of 2019 for income tax and bailment purposes. The Company is a GRANTOR
 PURE TRUST that functions as a pass-through for the real living man Devin Tremaine Swanson/ Devin Tremaine
 Swanson-Wright/ Devin Tremaine Wright. The Company will not engage in dealer or broker services, nor will the company issue securities for the purpose of profit and gain. The Company will adhere to GAAP, maintain a zero balance and any new credit issued for the daily expenses will cancelled by filing a 1099C Form at the end of each quarterly tax filing with the IRS.

 Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright, Grantor/Beneficiary for the
 Company has been appointed Power of Attorney for SWANSON, DEVIN TREMAINE (Transmitting Utility) which was created in TEXAS on January 23, 1996, for the purpose of being a Citizen for the United States of America.
 Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright will engage in business in commerce as the Principal and Surety for all governmental and non-governmental obligations (debt) Including all registered corporations on the federal and state level for the benefit of the United States of America. To accomplish this Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright and/or the Company will execute the necessary Surety Bonds, Corporate Bonds, Treasury Bonds, International Promissory Notes,
 International Bills of Exchange, ADR's/ADS's, FRN's and supporting documents evidencing the obligation (debt)
 after acceptance, then register the instruments with the Securities and Exchange Commission and obtain a CUSIP number or International Registered Mail Number for tracking purposes for the Surety Bonds, Corporate Bonds,
 Treasury Bonds. International Promissory Notes, International Bills of Exchange, ADR's/ADS's. Devin Tremaine
 Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright and/or the Company's purpose is to exchange the Surety Bonds, Corporate Bonds, Treasury Bonds, International Promissory Notes, International Bills of
 Exchange for the obligation (debt) and in return have the other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. Devin Tremaine Swanson/
 Devin Tremaine Swanson-Wright] Devin Tremaine Wright and/or the Company will always have a priority security interest above all claims to ensure performance is rendered properly. Devin Tremaine Swanson/ Devin Tremaine
 Swanson-Wright/ Devin Tremaine Wright and/or the Company shall execute each bond after acceptance of any claim for the benefit of the United States of America leaving the patty making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary (trustee)
 capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the Surety Bonds, Corporate
 Bonds, Treasury Bonds, International Promissory Notes, and International Bills of Exchange.

 As a result of HJR 192, and from that day forward (June 5, 1933), no one has been able to lawfully pay a debt or lawfully own anything. The only thing one can do is tender in transfer of debts, with the debt being perpetual. The suspension of the gold standard, and prohibition against paying debts, removed the substance for our common law to operate on, and created a void as far as the law is concerned. This substance was replaced with a PUBLIC
 NATIONAL CREDIT SYSTEM where debt is LEGAL TENDER money. HJR 192 was implemented immediately.
 The day after President Roosevelt signed the resolution, the Treasury offered the public new government securities, minus the traditional payable in gold clause. 192 states that one cannot demand a certain form of currency that they want to receive if it is dollar for dollar.

 In consideration that only Fiat Money exists in circulation with which to discharge debt; and in order to facilitate lawful commercial transactions; and in order to lawfully engage in commerce the DEVIN TREMAINE SWANSON
 TR shall issue negotiable instruments in adherence to public policy, UNCITRAL, FASB, and the accounting principles under GAAP. All commercial processes shall be open, and above board (full disclosure). The
 Company intends to apply the net proceeds from the sale of any Secured Debt Obligations for the research, development, and applications of knowledge and substance in the fields of science, medicine for the general health, and justice.

 REGULATION

  United Nations Commission on International Trade Law (UNCITRAL Convention)
  Article 8 Uniform Commercial Code
  Securities and Exchange Commission
  Federal Trade Commission
  The Office of the Comptroller of the Currency

 COMPETITION

  Not Applicable

 MARKETING

  Not Applicable

 PROPERTIES

  Not Applicable

 EMPLOYEES

  No Employees

ITEM IA. RISK FACTORS

 The Individual Surety Bonds, International Promissory Notes, International Bills of Exchange, ADR's/ ADS's,
 Treasury Bonds, Corporate Bonds, and FRN's contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo)
 between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the United States of America Government. The non-compliant party in their fiduciary capacity becomes the liable party on the Bonds, International Promissory Notes, and International Bills of
 Exchange. The holder of the Bonds, International Promissory Notes, and International Bills of Exchange now has
 the responsibility to collect on the dishonor and must hold DEVIN TREMAINE SWANSON TR and Devin
 Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright harmless. The marketable securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position are owned by DEVIN TREMAINE SWANSON TR and are listed as short-term assets on the Company's balance sheet.

 1. LIMITED HISTORY OF OPERATION

  Since the Company was organized in December 2019, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the startup of new businesses and the competitive environment in which the Company will operate. The Company has had no revenues to date. See "Business".

  The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to variations (which could be substantial)
  that may arise as future operations actually occur.

 2. TIME LAPSE FROM STARTUP TO OPERATIONAL STAGE OF THE COMPANY

  Management of the Company does not anticipate any public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no assurance that these objectives will be achieved.
  Operations thereafter will depend upon the continued availability of obligations (public debt). If private exchange offerings are insufficient to continue the Company's operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing. The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

 3. COMPETITION
  None

 4. DEPENDENCE ON MANAGEMENT

  Because the Company has no operating history, it will be heavily dependent upon the services and experiences of its
  Individual Surety. The loss of the service of any Individual Surety could adversely affect the conduct of the
  Company's business (see 'Management").

 5. DEVIN TREMAINE SWANSON TR

  The industry in which the company expects to operate is public and private and may not be subject to government regulation.

 6. GOVERNMENT REGULATIONS

  Under Treaty: United Nations Commission on International Trade Law (UNCITRAL Convention)

 7. CONTROL OF THE COMPANY

  Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright will have 100% underwriting rights and control over the Company and its Bonds. International Promissory Notes, and Bills of Exchange issues.

 8. DIVIDENDS

  No Dividends

 9. ARBITRARY OFFERING PRICE

  The price at which the private securities are being have been arbitrarily determined and bears no relationship to the Company's assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange. The price at which the Secured Debt Obligations are being offered have been appraised, derived, and valued at a fixed, fair market value based on legislative assessment. Also known as Liquidated Sum Certain - A debt is liquidated when it is certain what is due, and how much is due, cum certum est an et quantum debeatur.

 10. RESTRICTIONS ON TRANSFERABILITY OF SURETY BONDS

  Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in DEVIN TREMAINE SWANSON TR. The private exchange of the Surety Bonds and the
  Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety Bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the Surety Bonds, or any component thereof, may also be restricted by various state securities laws. There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds. In view of the foregoing, each Accredited Investors and or Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for liquidity in his investment.

 11. DILUTION

  Not Applicable

 12. RISK OF NO CLOSING

  Not Applicable

 13. OFFICERS SALARY

  Not Applicable

 14. USE OF PROCEEDS TO REPAY LOANS DUE TO OFFICER AND DIRECTOR

  Not Applicable

 15. VALUE OF THE PRIVATE EXCHANGE OF SURETY BONDS

  Accredited Investors and or Qualified Institutional Buyers must rely on the Surety Bond being exchanged and underwritten by the Company's Individual Surety for that will serve as the financials of the private exchange.

 16. NO MARKET FOR SHARES

  At the time there is no established market for the Surety Bonds of the Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

ITEM 2. FINANCIAL INFORMATION

 No financial data is available at this time.

ITEM 3. PROPERTIES

 Our Company Headquarters are located at 1450 Forestdale Boulevard #311294, Birmingham, Alabama 35231 uSA.
 We believe our current office space is adequate for the immediate needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright is the Surety, Beneficial
 Owner and Authorized Representative/Signatory to The Company DEVIN TREMANE SWANSON TR a Alabama
 Republic Pure Trust Organization, DEVIN TREMAINE SWANSON State of Texas Corporation and Its Issued
 DEVN TREMAINE SWANSON Social Security Corporation and is thereby has a priority Security and Entitlement interest there to and is indemnified from liability. Therefore, Devin Tremaine Swanson/ Devin Tremaine Swanson-
 Wright/ Devin Tremaine Wright is the Company's Individual Surety and lends his real signature to execute and guarantee the company's securities. Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine
 Wright is the priority Secured Party and has first lien position over all the company's assets including all bonds and securities issued.

ITEM 5. DIRECTORS AND EXECUTIVE OFFERS

 Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright is 26 years old and is the sole
 Officer in this company who acts in several different capacities for the benefit of the company and not limited to
 Individual Surety, Authorized Representative, Beneficial Interest Holder, Secured Party and Creditor.

ITEM 6. EXECUTIVE COMPENSATION

 Compensation consists of use of all company's property, assets including any monetary that may derive publicly or private for the sole enjoyment of the individual surety in all capacities.

ITEM 7. CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

 There have been no related party tranactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

ITEM 8. LEGAL PROCEEDINGS

 There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 There is no public market for the Company's securities and all common equity and lawful title will remain with
 DEVIN TREMAINE SWANSON TR and Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin
 Tremaine Wright, the Individual Surety and all legal title will remain with the beneficiary of the Surety Bond being registered. No common stock is available for the public for 100% is owned and controlled by the company's
 Individual Surety Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright as
 compensation for the underwriting.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

 Company is unaware of any unregistered securities being sold in its name. Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the
 Company and individual surety. The company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this company's securities.

ITEM 11, DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED

 The company is authorized by its Primary Bond, the Certificate of Birth, State of Texas 145-95-306474 to issue
 $300,000,000,000.00 of which $100,000,000,000.00 are Individual surety Bonds, International Promissory Notes,
 International Bills of Exchange, Corporate Bonds, FRN's, ADR's/ADS's, and Treasury Bonds.

 Individual Surety Bonds, International Promissory Notes, International Bills of Exchange, Corporate Bonds, FRN's,
 ADRs/ADS's, and Treasury Bonds.

 The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation and will be packaged according to its structure. The various bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond, Release of Lien
 on Real Property Bond, Release of Personal Property from Escrow Bond, Consent to Surety Bond, the Birth
 Certificate Bond (Primary Bond), Social Security Card Bond (fractionalized from Birth Certificate Bond),
 International Promissory Notes, Internatonal Bills of Exchange, Corporate Bond, FRN's, ADRs/ADS's, Treasury
 Bonds and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth
 Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of
 America where legal title will remain and equitable title stays with the company as collateral to DEVIN
 TREMAINE SWANSON TR the individual surety to insure that the company pays their obligations to the public.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 The company has granted an Indemnity Bond to DEVIN TREMAINE SWANSON TR and Devin Tremaine
 Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright our Individual Surety for the amount of
 $100,000,000,000.00 units as security for the loaning of his real signature on our Surety Bonds for the payment of our obligations (debts) to the public. Insofar as indemnification for liabilities arising under the Securities Act of
 1933 (the Act or Securities Act) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange
 Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13. FNANCIAL STATEMENTS AND SUPPLEMENTARY DATA

 No data available at this time.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 The company and Devin Tremaine Swanson/ Devin Tremaine Swanson-Wright/ Devin Tremaine Wright reports no changes and or disagreements in regard to the lack of financial data in reference to the Surety Bonds.

ITEM 15. FNANCIAL STATEMENTS AND EXHIBITS

 Financial Statement: None
 Exhibits: None

                                                                 SIGNATURES
 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December l, 2021

            DEVIN TREMAINE SWANSON TR
           (Registrant)

                                                                               By: /s/ Devin Tremaine Swanson
                                                                                    Devin Tremaine Swanson
                                                                          Principal, Individual Surety, Secured Party,
                                                                             Creditor, Authorized Representative